Exhibit 10.16

CONSULTING AGREEMENT

This Agreement is made this 29th of November 2023, between Arhaus, LLC
("Arhaus"), 51 East Hines Hill Road, Boston Heights, Ohio 44236 and Gary Lewis dba Gary Lewis & Associates of Atlantic Beach, Florida ("Consultant").

TERM OF CONTRACT

1.1This Agreement will become effective on November 29, 2023 and continue in effect until the work as requested and defined by Arhaus is completed, or until this Agreement is earlier terminated as provided herein. This Agreement may be renewed, at Arhaus' sole and absolute discretion if additional work is desired.

SERVICES TO BE PERFORMED BY CONSULTANT

2.1Consultant shall perform the following services ("Services"):
a)A data-driven analysis of potential markets for brick and mortar Arhaus showrooms - traditional, Studio, and Loft;
b)Provide a list of the suggested top 20 markets where Arhaus should open traditional showrooms, and the top 10 markets for Studio showrooms;
c)A complete review of the current Arhaus real estate portfolio, including traditional showrooms; design studios; and Loft locations with analysis of market data in the current footprint;
d)A detailed review into every current market to determine which Arhaus properties perform best and to determine the saturation point in certain markets;
e)Identify areas for growth and recommendations for expansion, creating a strategic real estate path and direction for successfully addressing existing showroom fleet and new growth opportunities;
f)Create a model where site criteria and demographics parallel the cost of construction. Suggest alternatives for value-engineering or lowering costs on materials to get construction design costs reduced for the future;
g)Suggest a model for A, B, and C showroom build-outs based on value-engineered construction costs; and
h)Prepare a site selection strategy as a roadmap for the internal Arhaus real estate team, the Real Estate Committee, and Arhaus' outside broker.
2.2Consultant shall deliver, divulge, disclose, impart or otherwise communicate all information to the Arhaus CEO and to the Real Estate Committee of the Board of Directors of Arhaus, Inc. to enable Arhaus to make decisions on future growth opportunities. Consultant shall be responsible for his costs, including salaries and taxes of Consultant's staff as necessary.

2.3Consultant agrees to use his best efforts in preparing and performing such Services. Consultant agrees to make himself available during regular business hours either remotely, or in person, for status reviews and feedback, and to answer questions by phone or email, and to attend meetings as reasonably necessary, and shall participate in Teams or Zoom conference calls as necessary.

INDEPENDENT CONTRACTOR

3.1Consultant will determine the method, details, and means of performing the services specified and required by Arhaus, and shall regularly report to Arhaus management on progress. Arhaus may specify only the results desired from Consultant in regard to the specified Services. Consultant acknowledges, understands, and agrees that Consultant is an independent contractor and not an employee of Arhaus. Arhaus shall have no right to control or direct the details, manner, or means by which Consultant accomplishes the results required by performance of the Services. Consultant shall perform the Services in an honest and professional manner, in accordance with ordinary business practices and with Arhaus' best interests in mind. Consultant shall be solely and entirely responsible for Consultant's acts and/or omissions while engaged in the performance of the Services on behalf of Arhaus. Consultant shall have no right to bind Arhaus or to transact any business on behalf of Arhaus in connection with the Services, unless specifically authorized in writing by Arhaus or otherwise specified in this Agreement. Nothing contained in this Agreement shall be construed as creating an employer/employee relationship between Arhaus and Consultant in relation to his services as an independent, non-employee consultant. The parties acknowledge and agree that Consultant shall receive no benefits from Arhaus for Services to be provided under this Agreement, either as an independent contractor or an employee, except as provided herein.

ARHAUS' INTELLECTUAL PROPERTY OWNERSHIP

4.1Upon completion of the Services:

a)Work Made for Hire. To the extent that the Services include any work of authorship entitled to protection under U.S. Copyright Law that has been newly created by Consultant for the purposes of this Agreement ("Work Product"), the parties agree that the Work Product has been specially ordered and commissioned by Arhaus for a collective work, a supplementary work or other category of work eligible to be treated as a work made for hire under the United States Copyright Act; the Work Product shall be deemed a commissioned work and a work made for hire to the greatest extent permitted by law; and Arhaus shall be the sole author of the Work Product according to the United States Copyright Act;

b)Assignment. To the extent that any Work Product is not properly characterized as a work made for hire, Consultant hereby assigns to Arhaus all rights, title and interest in such Work Product and Services, including but not limited to Copyrights and Patents, in perpetuity and throughout the world;

c)Documentation. Consultant shall deliver to Arhaus all working files, drafts, and materials related to the Services and Work Product if requested by Arhaus. Consultant shall cooperate with Arhaus and shall execute any additional documents reasonably requested by Arhaus to secure Arhaus' rights in and to the Work Product as set forth herein; and

d)Consultant shall have sole responsibility for ensuring that the Services and Work Product do not infringe the rights of third parties, and Consultant shall indemnify, save and hold harmless Arhaus from any and all damages, liabilities, costs, losses or expenses arising out of any claim, demand, or action by a third-party alleging copyright, trademark, or patent infringement, or arising out of Consultant's failure to obtain clearance or permissions, for use of trademarks or patents.

COMPENSATION
5.1    Design Fee: Consultant's fees for the Services will be $9,000 per week (prorated when appropriate for a partial weeks), plus reasonable out-of-pocket expenses including, without limitation, mileage, travel, and such other business-related expenses as are typically reimbursed to senior executives of the Company. In no event shall Consultant's fee for the Services provided hereunder exceed $119,999.00 or otherwise disqualify the Consultant as an Independent Director under NASDAQ rules. Should Consultant's total fees reach $119,999.00, this Agreement shall immediately terminate.

TERMINATION OF AGREEMENT

6.1Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days' written notice to the other party.

6.2This Agreement shall terminate automatically on the occurrence of any of the following events:
a)Fee limit referenced in section 5.1;
b)Bankruptcy or insolvency of either party;

c)Death of Consultant;
d)Assignment of this Agreement by Consultant;
e)Consultant's disregard for Arhaus policies and procedures; or
f)Consultant's default as outlined in Section 8.2.

CONFIDENTIALITY
7.1During the term of this Agreement, Consultant will have access to and become familiar with various trade secrets, confidential information, or proprietary information, consisting of financial data, compilations of information, services, plans, records, customer lists, marketing and merchandising strategies, and confidential information and data that are owned by or have been acquired by Arhaus in the ordinary course of its business and that are regularly used in the business of the Arhaus. Consultant shall not disclose any of these trade secrets, confidential information, or proprietary information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any later time, except as required as in the course of performing the Services under this

Agreement or otherwise consistent with Consultant's relationship with Arhaus. All files, records, documents, equipment, and similar items relating to the business of Arhaus, whether prepared by Arhaus or otherwise coming into Consultant's possession, shall remain the exclusive property of Arhaus. Consultant understands and acknowledges that all of the foregoing information is the property of Arhaus.

7.2Upon termination of this Agreement, Consultant shall return all Work Product, whether produced by Consultant or employees of Arhaus, and documents, services, data, and information of every kind provided to Consultant in connection with the Services, regardless of the media upon which it is stored, in his possession or control. Consultant acknowledges that all of the foregoing information is the property of Arhaus.

7.3During the term of this Agreement, Consultant shall not, while using the Company's trade secrets or confidential information, compete directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, Director, or in any other individual or representative capacity, nor engage or participate in any business that is in direct competition with the business of Arhaus by using such confidential information. During the term of this Agreement, and for a period of one (1) year after termination of this Agreement, Consultant shall not, directly or indirectly, solicit or recruit for employment any employee of Arhaus, whether the employee is employed on the date of this Agreement or any time during the term of this Agreement.

GENERAL PROVISIONS

8.1Consultant agrees to comply with Arhaus' company policies and procedures while completing the Services for Arhaus. Consultant further agrees that if he deviates from said policies and procedures, Arhaus may immediately terminate this Agreement.

8.2If Consultant defaults in the performance of his duties as required under this Agreement or materially breaches any of its provisions, Arhaus at its option, may immediately terminate this Agreement.

8.3This Agreement supersedes any and all agreements, oral and written, between the parties with respect to the rendering of the Services by Consultant for Arhaus, and contains all of the covenants and agreements between the parties with respect to the Services, creation of Work Product, and the rendering of the Services in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, whether written or oral, have been made by either party, or by anyone acting on behalf of either party, that are not embodied in this Agreement. Each party further acknowledges that the Board of Directors of Arhaus, Inc. may modify the provisions of this Agreement as necessary in order for Consultant to remain an Independent Director under NASDAQ rules.

8.4If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

Work Product, and the rendering of the Services in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, whether written or oral, have been made by either party, or by anyone acting on behalf of either party, that are not embodied in this Agreement. Each party further acknowledges that the Board of Directors of Arhaus, Inc. may modify the provisions of this Agreement as necessary in order for Consultant to remain an Independent Director under NASDAQ rules.
8.4If any provision in this Agreement is held by a court of competent jurisdiction to be invalid1 void, or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

8.5Notwithstanding indemnifications required elsewhere in this Agreement, Consultant will indemnify and hold Arhaus free and harmless from any obligations, costs, claims, judgments, and attorneys' fees, and attachments arising from, growing out of, or in any way connected with Consultant's provision of Services under this Agreement.
8.6Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing, email, overnight mail {FedEx. UPS, DHL) or by registered or certified mail, with postage prepaid and with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement. However, each party may change the address for receipt of notice by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated at the time of delivery and email notices will be deemed communicated upon recipient's receipt. Mailed notices will be deemed communicated three (3) days after mailing.
8.7Neither this Agreement, nor any duties or obligations under it, may be assigned by Consultant.
8.8This Agreement will be governed by and construed in accordance with the laws of the State of Ohio. While the parties do not contemplate any future disputes, Consultant agrees that any action or claim regarding this Agreement or otherwise brought against Arhaus by or on behalf of Consultant, Consultant's agents, assigns, heirs, administrators, or executors shall be brought in Cleveland, Ohio. By signing this Agreement, Consultant expressly consents to personal jurisdiction in Ohio. Both parties waive the right to a jury trial.

IN WITNESS WHEREOF, the parties, intending to be legally bound have executed this Agreement on the day and year first above set forth.

Arhaus, LLC                        CONSULTANT - Gary Lewis
dba Gary Lewis & Associates

    Gary Lewis